Contact:	Stephen C. Vaughan
Vice President and
Chief Financial Officer
(405) 225-4800

SONIC'S THIRD QUARTER EARNINGS PER SHARE INCREASE 17%

Strong Sales Momentum Continues as System-Wide Same-Store Sales
Increase 4.3% in the Third Quarter

OKLAHOMA CITY (June 20, 2006) - Sonic Corp. (NASDAQ/NM: SONC), the nation's largest chain of drive-in restaurants, today announced record results for its third fiscal quarter ended May 31, 2006. Highlights of the quarter included:

•
A 17% increase in net income per diluted share to $0.27 from $0.23 per diluted share in the same quarter last year (as adjusted for the modified retrospective application of Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," (SFAS 123R) and the Company's recent three-for-two stock split);

•	An increase in net income of 12% to $23.8 million from $21.3 million in the same period last year (as adjusted);
•	An 11% increase in total revenues to $186.5 million from $167.7 million in the year-earlier quarter;
•	System-wide same-store sales growth of 4.3%; and
•	The opening of 43 new drive-ins, including 37 by franchisees, versus a total of 40 in the same quarter last year.

Commenting on the news, Cliff Hudson, Chairman and Chief Executive Officer, said, "Sonic continued to register solid sales results in the third quarter, driven by a multi-layered approach to our business. Anchored by steady chain expansion, growing franchise income, fresh and compelling new product news, our commitment to increased media support, and technology initiatives, we've seen continued healthy sales gains that have tracked within our recently raised expectations for the second half of the fiscal year. This momentum reflects growth throughout the day, particularly in our non-traditional day parts like morning, afternoon and evening. Combined with ongoing expense leverage on the bottom half of our income statement and the benefit of using our strong cash flow to repurchase shares, this solid top-line growth has translated into strong earnings increases and attractive returns for our shareholders. Additionally, drive-in level profits increased handsomely in the third quarter, continuing the positive trend that began in the fall of 2003."

"These results represent a great kick-off to the summer months, seasonally our strongest period," Hudson continued. "The acceleration in same-store sales we witnessed in the third quarter has continued into June, with estimated system-wide same-store sales growth remaining within our higher near-term target range of 3% to 5%. Considering our solid start to the summer and the ongoing success of our strategies and increasing reach of our brand, we look for a strong finish to our fiscal year in August."

Net income per diluted share for the third quarter rose 17% to $0.27 from $0.23 in the year-earlier period (as adjusted), while net income increased 12% to $23.8 million versus $21.3 million last year. For the first nine months of fiscal 2006, net income per diluted share rose 16% to $0.59 compared with $0.51 last year (as adjusted), while net income increased 12% to $53.2 million from $47.7 million in the same period last year. Net income for the third quarter of fiscal 2006 included stock compensation expense of $1.9 million or $0.01 per diluted share, reflecting the implementation of Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," (SFAS 123R); net income for the third quarter of fiscal 2005 has been adjusted to reflect stock compensation expense of $1.9 million or $0.01 per diluted share using the modified retrospective application provided by SFAS 123R. Net income for the first nine months of fiscal 2006 reflected stock compensation expense of $5.4 million or $0.04 per diluted share versus $5.0 million or $0.04 per diluted share in the year-earlier period.

All per share amounts have been adjusted to reflect the company's April 2006 three-for-two stock split.

Revenues for the third fiscal quarter rose 11% to $186.5 million from $167.7 million in the year-earlier period, with the year-over-year growth reflecting same-store sales gains, increased franchising income related to new development as well as the company's ascending royalty rate, and the benefit of the acquisition of 15 franchise drive-ins at the beginning of fiscal 2006. Revenues for the first nine months of fiscal 2006 increased 12% to $495.2 million from $442.5 million in the same period last year.

Sonic's system-wide same-store sales increased 4.3% during the third quarter versus 5.5% in the year-earlier period, reflecting a 5.0% increase at franchise drive-ins and a 1.4% increase at partner drive-ins. For the first nine months of fiscal 2006, system-wide same-store sales increased 4.8% compared with 6.8% for the first nine months of fiscal 2005, reflecting a 5.4% increase at franchise drive-ins and a 2.2% increase at partner drive-ins. Sales by franchise drive-ins in fiscal 2006 have continued to benefit from the implementation of Sonic's new PAYS program (credit card terminals at each drive-in stall), which has been in place for more than a year at partner drive-ins. The roll-out of PAYS to franchise drive-ins, which began in February 2005 and now extends to over 65% of Sonic's franchise drive-ins, is expected to have an ongoing positive impact on franchisee same-store sales over the remainder of the calendar year.

During the third quarter, Sonic opened 43 new drive-ins, including 37 franchise drive-ins, compared with a total of 40 in the year-earlier period, which included 27 by franchisees. For the first nine months of fiscal 2006, the total number of drive-in openings was 109, up from 106 in the first nine months of fiscal 2005. Sonic anticipates opening a total of 170-180 new drive-ins in fiscal 2006, including approximately 140-145 by franchisees, versus 175 drive-ins opened in fiscal 2005, which included 138 by franchisees.

Concluding, Hudson added, "For both partners and franchisees, Sonic's sale-driving strategies have continued to push drive-in level profits higher and enhance incentives for future chain expansion. As we look to maintain this momentum over the long term, we have continued to explore new opportunities, including a re-imaging initiative now being tested in certain partner drive-ins. Through May, we have re-imaged approximately 80 existing partner drive-ins, and further testing is planned over the summer months at additional partner drive-ins. The initial response from customers has been positive. Based on these results and progress, we currently plan to begin a roll-out of the re-imaging program to the rest of our system in January 2007."

In the fourth fiscal quarter ending August 31, 2006, Sonic estimates that diluted earnings per share will total approximately $0.28 to $0.29, including stock compensation expense of $0.01 per diluted share, versus $0.25 per diluted share in the year-earlier quarter, including stock compensation expense of $0.01 per diluted share ($0.26 reported in the year-earlier period, adjusted for the April 2006 stock split). The company bases this outlook on the following assumptions:
•	Total revenue growth of 11% to 13% over the comparable 2005 period, reflecting:
o	System-wide same-store sales growth within the company's 3% to 5% target range for the fourth quarter;
o	The acquisition of 15 franchise drive-ins at the beginning of fiscal 2006;
o	Approximately 60 to 70 new drive-in openings in the fourth quarter, including 45 to 50 by franchisees; and
o
Growth of approximately $3.0 million in franchising income resulting from new franchise drive-ins, higher average unit volumes, and increased royalties due to the company's unique ascending royalty rate;

•
Restaurant-level costs in the fourth quarter, as a percentage of sales, are expected to be slightly favorable versus the same quarter last year as the benefit of sales leverage is anticipated to more than offset the increases in other operating costs, primarily higher utility costs and credit card charges resulting from an increase in credit card transactions associated with the PAYS program;

•
Growth in corporate overhead expenses in the 10% to 12% range, excluding the impact of stock compensation expense, which is estimated to be approximately $2.0 million or $0.01 per diluted share in the fourth quarter;

•
An increase in depreciation and amortization expense in the range of 6% to 8% from the prior year due to asset additions and the adjustment of the 1990s retrofit asset lives in the fourth quarter of 2005;

•
A tax rate in the range of 36.5% to 37.5% reflecting the limitations of deductibility of stock compensation expense for tax accounting purposes, as well as the expiration of a workers' tax credit program effective January 1, 2006;

•
An ongoing outlook for total capital expenditures of approximately $75 million to $80 million for the year, excluding acquisitions, including the cost of partner drive-in development as well as higher expenditures for drive-in remodels, relocations, and new equipment;

•
Continued significant growth in cash flow from operations, which is expected to be used in the fourth and future quarters to fund capital expenditures and, on an opportunistic basis, repurchase company stock or purchase franchise drive-ins; and

•
The benefit of repurchasing approximately $113 million of common stock since the third fiscal quarter of 2005, leaving approximately $92 million authorized under its stock repurchase program through August 31, 2007.

A listen-only simulcast of Sonic's third quarter conference call can be accessed at the company's web site. The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, June 21, 2006. An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until July 21, 2006.

Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has over 3,000 drive-ins coast to coast and in Mexico, where more than a million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables on the following pages provide information regarding the number of Partner Drive-Ins, Franchise Drive-Ins and system-wide drive-ins in operation as of the end of the periods indicated. In addition, these tables provide information regarding franchise sales, system-wide growth in sales, and both franchise and system-wide average drive-in sales and change in same-store sales. System-wide information includes both Partner and Franchise Drive-In information, which we believe is useful in analyzing the growth of the brand. While we do not record Franchise Drive-In sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales. This information also is indicative of the financial health of our franchisees.

SONIC CORP. Unaudited Financial Highlights (In thousands, except per share amounts)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2006	2005	2006	2005
		(adjusted*)		(adjusted*)
Revenues	$186,469	$167,653	$495,217	$442,493
Income from operations	39,060	34,815	89,764	79,908
Net income	23,834	21,275	53,168	47,662
Net income per share - diluted	0.27	0.23	0.59	0.51
Weighted average shares - diluted	89,007	94,074	89,596	93,945

* Previously reported prior-year results have been adjusted to implement SFAS 123R on a modified retrospective basis.

All per share information reflects the company's April 2006 three-for-two stock split.

SONIC CORP.
Unaudited Supplemental Information

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2006	2005	2006	2005
Drive-Ins in operation:
Partner:
Total at beginning of period	599	548	574	539
Opened	6	13	16	23
Acquired from (sold to) franchisees	–	–	15	–
Closed	(1)	–	(1)	(1)
Total at end of period	604	561	604	561
Franchise:
Total at beginning of period	2,490	2,386	2,465	2,346
Opened	37	27	93	83
Acquired from (sold to) company	–	–	(15)	–
Closed (net of reopening)	(2)	(1)	(18)	(17)
Total at end of period	2,525	2,412	2,525	2,412
System-wide:
Total at beginning of period	3,089	2,934	3,039	2,885
Opened	43	40	109	106
Closed (net of reopening)	(3)	(1)	(19)	(18)
Total at end of period	3,129	2,973	3,129	2,973

Core markets	2,392	2,121	2,392	2,121
Developing markets	737	852	737	852
All markets	3,129	2,973	3,129	2,973

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%. Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support. Market classifications are updated periodically.

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2006	2005	2006	2005

Sales Analysis
Partner Drive-Ins:
Total sales	$156,921	$141,797	$418,719	$374,663
Average drive-in sales	262	257	706	688
Change in same-store sales	1.4%	6.1%	2.2%	8.6%
Franchise Drive-Ins:
Total sales	$737,271	$669,191	$1,954,516	$1,777,235
Average drive-in sales	296	279	791	748
Change in same-store sales	5.0%	5.3%	5.4%	6.4%
System-wide:
Change in total sales	10.3%	12.3%	10.3%	14.0%
Average drive-in sales	$289	$275	$774	737
Change in same-store sales	4.3%	5.5%	4.8%	6.8%

Core and Developing Markets
System-wide average drive-in sales:
Core markets	$297	$285	$802	$767
Developing markets	259	250	679	660
System-wide change in same-store sales:
Core markets	4.8%	5.1%	5.3%	6.5%
Developing markets	2.2%	6.8%	2.6%	7.8%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support. Market classifications are updated periodically.

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Third Quarter Ended, May 31,		Nine Months Ended May 31,
	2006	2005	2006	2005
		(adjusted*)		(adjusted*)
Income Statement Data
Revenues:
Partner Drive-In sales	$156,921	$141,797	$418,719	$374,663
Franchise Drive-Ins:
Franchise royalties	26,599	23,869	69,597	62,144
Franchise fees	1,268	781	3,088	2,590
Other	1,681	1,206	3,813	3,096
	186,469	167,653	495,217	442,493
Costs and expenses:
Partner Drive-Ins:
Food and packaging	40,213	36,811	109,480	98,799
Payroll and other employee benefits	46,418	42,157	126,358	114,032
Minority interest in earnings of Partner Drive-Ins	8,182	6,658	17,503	15,285
Other operating expenses	28,942	26,065	83,154	73,041
	123,755	111,691	336,495	301,157

Selling, general and administrative	13,293	12,096	38,703	34,714
Depreciation and amortization	10,185	9,051	30,079	26,327
Provision for impairment of long-lived assets	176	–	176	387
	147,409	132,838	405,453	362,585

Income from operations	39,060	34,815	89,764	79,908

Interest expense	2,404	1,456	6,522	4,947
Interest income	(189)	(164)	(904)	(518)
Net interest expense	2,215	1,292	5,618	4,429
Income before income taxes	36,845	33,523	84,146	75,479
Provision for income taxes	13,011	12,248	30,978	27,817
Net income	$23,834	$21,275	$53,168	$47,662

Net income per share:
Basic	$0.28	$0.24	$0.61	$0.53
Diluted	$0.27	$0.23	$0.59	$0.51
Weighted average shares used in calculation:
Basic	85,993	90,296	86,545	90,235
Diluted	89,007	94,074	89,596	93,945

* Previously reported prior-year results have been adjusted to implement SFAS 123R on a modified retrospective basis.

All per share information reflects the company's April 2006 three-for-two stock split.

SONIC CORP.
Unaudited Supplemental Information

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2006	2005	2006	2005
Margin Analysis
Partner Drive-Ins:
Food and packaging	25.6%	26.0%	26.1%	26.4%
Payroll and employee benefits	29.6%	29.7%	30.2%	30.4%
Minority interest in earnings of Partner Drive-Ins	5.2%	4.7%	4.2%	4.1%
Other operating expenses	18.4%	18.4%	19.9%	19.5%
	78.8%	78.8%	80.4%	80.4%

	May 31,	August 31,
	2006	2005
		(adjusted*)
	(In thousands)
Balance Sheet Data
Total assets	$628,274	$563,316
Current assets	54,875	35,249
Current liabilities	80,684	65,342
Obligations under capital leases, long-term debt,
and other non-current liabilities	181,555	110,057
Stockholders' equity	366,035	387,917

* Previously reported prior-year results have been adjusted to implement SFAS 123R on a modified retrospective basis.